Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-259885) on Form S-8 and (No. 333-286679) on Form F-3 of our reports dated March 26, 2026, with respect to the consolidated financial statements of Sportradar Group AG and the effectiveness of internal control over financial reporting.

/s/ KPMG AG

Zurich, Switzerland

March 27, 2026